COMPUTER TASK GROUP CTG Fourth Quarter 2003 Earnings Release Leader, James Boldt ID# 5079628 02/10/04 Date of Transcription: February 11, 2004

Computer Task Group ID# 5079628	Page 2

Operator:	Good afternoon. My name is Jeff, and I will be your conference facilitator. At this time I would like to welcome everyone to the Computer Task Group Fourth Quarter 2003 Earnings Release Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during that time, simply press star (*), then the number one on your telephone keypad. If you would like to withdraw your question, press star (*), then the number two on your telephone keypad.

Thank you. I would now like to turn the conference over to James Boldt, chairman and CEO. Please go ahead, sir.

Mr. Boldt:	Good morning, everyone. This is Jim Boldt. I want to thank you for joining us this morning for our fourth quarter 2003 earnings conference call. Joining me is our CFO, Greg Dearlove. As to the format of the call this morning, Greg is going to begin with a review of our financial results. After the review, I'll talk about the trends we saw in the fourth quarter and what we anticipate for the first quarter of 2004. Then we'll open the call for questions.

Greg, if you'd start us out, please.

Mr. Dearlove:	Thanks, Jim, and good morning. Before I begin, I want to mention that statements made in the course of this conference call that state the Company's or management's intentions, hopes, beliefs, expectations, or predictions in the future are forward-looking statements. It's important to note that the Company's actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our press releases and from time to time in the Company's SEC filings.

For the fourth quarter of 2003, CTG's revenues were $63.3 million. Net income was $1.8 million, and net income per diluted share was $0.11. The fourth quarter sequential increase in revenue was in line with our expectations and reflected three more billing days, offset somewhat by the impact of holiday time. Our net income and diluted earnings per share reflected the favorable impact of a tax ruling in Europe that resulted in a tax refund from prior years and which impacted net income by $1.2 million and diluted

Computer Task Group ID# 5079628	Page 3

earnings per share by $0.07. Excluding the favorable impact of this ruling, CTG would have had net income and diluted earnings per share of approximately $600,000 and $0.04 in the fourth quarter.

Net income and diluted earnings per share, excluding the favorable tax ruling, came in at the high end of our guidance due to our continued attention to controlling costs in all aspects of our business.

Our direct profit percentage of 27.1% in the fourth quarter was approximately the same as last year's fourth quarter. However, our operating profits increased to 1.3% during the current quarter, up from .6% in the comparable period last year. Excluding the impact of our accounting change in 2002, this is the tenth consecutive quarter that the Company has reported profitability.

SG&A decreased over $465,000 in the fourth quarter versus the same quarter last year, and approximated 25.8% of revenue, an improvement of almost one percentage point from last year. Revenues from IBM were $13.7 million in the fourth quarter of 2003, up from 13 million in the fourth quarter of 2002. Quarterly revenues from our operations in Europe were $11 million in 2003, as compared to $9.1 million in last year's fourth quarter.

On the balance sheet, our days sales outstanding and the receivables decreased to 63 days from 66 days in the third quarter of 2003 and from 65 days in the fourth quarter of 2002. Our long-term debt was completely paid off at year end, dropping from $6.9 million as of September 26th, 2003, and $8.5 million from a year ago. This is the first time the CTG has been out of debt since the first quarter of 1999 when we acquired Elumen Solutions.

Our cash flows reflect a decrease in cash during the quarter of $395,000 after making $180,000 of capital acquisitions and recording depreciation expense of $764,000. Also, total employment in the fourth quarter continued at 2700, of which approximately 85% were billable employees.

Jim, that concludes the summary of the Company's financial results

Computer Task Group ID# 5079628	Page 4

for the fourth quarter of 2003.

Mr. Boldt:	Thanks, Greg. In general, our fourth quarter of the year was pretty much in line with what we had expected. We experienced a normal seasonal softness in revenue that we'd expect at the end of any year due to the holidays. In the fourth quarter, we again saw strong demand for our strategic staffing business and continued to add recruiters to this group. We've added about 70% to the number of strategic staffing recruiters since we started to see an increase in staffing demands in the third quarter of 2002. We believe that we now have enough recruiters in that organization to meet current demand.

As to our solutions business, as we mentioned on last quarter's call, we think that we're seeing the very first signs of a recovery in that business. It's not as of yet widespread, but more customers are talking about starting projects. We're encouraged that others in the industry reported the same trend in their business. We said in the last call we think that the increase in the solutions business will happen like the increase that we saw in the staffing business, slowly over time versus a dramatic resurgence.

Our healthcare group had another good quarter, and we continue to see a lot of demand for development and integration projects going forward. We recently have added recruiters in the healthcare vertical as well. The life sciences vertical is performing extremely well. Revenues from our life sciences group grew by double digits in the second half of 2003 versus the first half of the year. As we mentioned in our press release, we're working on 21 CFR part 11 compliance work at several major pharmaceutical companies. Revenues from our retail and financial services verticals were stable in the last quarter.

As to the business in Europe, business in Belgium continues to pick up. Luxembourg and UK remain stable, and the Netherlands is the only remaining country in Europe where we have an excess bench issue. As we reported on the third quarter call, our plan was to lay off some additional staff there in the fourth quarter. The severance associated with the additional layoffs in the Netherlands in the fourth quarter of the year reduced earnings per share by

Computer Task Group ID# 5079628	Page 5

approximately $0.01.

As Greg mentioned, we're out of debt at the end of 2003, representing the first time in nearly five years that we've been debt free. As a company that's going from a debt to cash position, we expect that we'll be in and out of debt over the next year, depending on our cash flows and the timing of our biweekly payrolls.

As to the first quarter of 2004, we're forecasting revenues in the 62.5 to 65.5 million range. Given the revenue forecast, we expect earnings to be in the two to $0.04 per share range in the first quarter of the year.

As to the future, we continue to remain guardedly optimistic. Staffing demand has been increasing for six quarters now. We are seeing an increased interest in AMOs and the very first signs of a recovery in development and integration work.

With that, I'd like to open the call to questions if there are any. Operator, would you please manage our question and answer period?

Operator:	At this time I would like to remind everyone in order to ask a question, press star (*), then the number one on your telephone keypad. We'll pause for a moment to compile the Q&A roster.

At this time there are no questions.

Mr. Boldt:	Well, with no questions this morning you've certainly made my job easy. I'd like to thank you though for your continued support and for joining us this morning. Have a great day.

Operator:	This concludes today's conference call. You may now disconnect.

[Teleconference Concluded]